Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Hyperfine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(h)	2,906,981	(2)	$3.87	(3)	$11,250,016.47	$0.0000927	$1,042.88
Equity	Class A common stock, par value $0.0001 per share	457(h)	7,306,555	(4)	$3.16	(5)	$23,088,713.80	$0.0000927	$2,140.32
Equity	Class A common stock, par value $0.0001 per share	457(h)	167,027	(6)	$5.24	(7)	$875,221.48	$0.0000927	$81.13
Equity	Class A common stock, par value $0.0001 per share	457(c) and 457(h)	1,486,785	(8)	$3.32	(9)	$4,936,126.20	$0.0000927	$457.58
Equity	Class A common stock, par value $0.0001 per share	457(c) and 457(h)	6,754,294	(10)	$3.32	(9)	$22,424,256.08	$0.0000927	$2,078.73
Total Offering Amount							$62,574,334.03		$5,800.64
Total Fee Offsets									—
Net Fee Due									$5,800.64
(1)

Represents shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), that may be sold (i) upon the exercise of options which have been granted under the Hyperfine, Inc. 2021 Equity Incentive Plan (the “2021 Plan”); (ii) upon the exercise of options which have been granted under the Hyperfine Operations, Inc. (formerly Hyperfine, Inc.) 2014 Employee, Director and Consultant Equity Incentive Plan, as amended (the

“Legacy Hyperfine Plan”); (iii) upon the exercise of options which have been granted under the Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan, as amended (the “Liminal Plan,” and together with the 2021 Plan and the Legacy Hyperfine Plan, the “Plans”); (iv) upon the vesting of restricted stock units which have been granted under the 2021 Plan; and (v) upon the exercise of options or issuance of other stock-based awards that may be hereafter granted under the 2021 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Class A common stock.

(2)	Represents the number of shares of Class A common stock issuable upon the exercise of options which have been granted under the 2021 Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The price per share and aggregate offering price are calculated on the basis of the weighted average exercise price of $3.87 per share.

(4)

Represents the number of shares of Class A common stock issuable upon the exercise of options which have been granted under the Legacy Hyperfine Plan. This registration statement also registers such shares to the extent they become issuable under the 2021 Plan pursuant to the terms of the 2021 Plan, which provides that the number of shares attributable to awards granted under the Legacy Hyperfine Plan that are forfeited, expire or are cancelled without delivery of shares of Class A common stock or which result in the forfeiture of shares of Class A common stock back to the Company shall be issuable pursuant to the 2021 Plan.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The price per share and aggregate offering price are calculated on the basis of the weighted average exercise price of $3.16 per share.

(6)

Represents the number of shares of Class A common stock issuable upon the exercise of options which have been granted under the Liminal Plan. This registration statement also registers such shares to the extent they become issuable under the 2021 Plan pursuant to the terms of the 2021 Plan, which provides that the number of shares attributable to awards granted under the Liminal Plan that are forfeited, expire or are cancelled without delivery of shares of Class A common stock or which result in the forfeiture of shares of Class A common stock back to the Company shall be issuable pursuant to the 2021 Plan.

(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The price per share and aggregate offering price are calculated on the basis of the weighted average exercise price of $5.24 per share.

(8)

Represents the number of shares of Class A common stock issuable upon the vesting of restricted stock units granted under the 2021 Plan effective as of the first business day following the effective date of this registration statement.

(9)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Class A common stock as reported on the Nasdaq Stock Market on March 23, 2022.

(10)

Represents the number of shares of Class A common stock reserved for issuance upon the exercise of options or the issuance of other stock-based awards that may be hereafter granted under the 2021 Plan, including the additional 2,813,293 shares of Class A common stock reserved as a result of the automatic increase in the number of shares reserved under the 2021 Plan on January 1, 2022.